Exhibit 10.420

Construction Loan Agreement

between

Pharmaceutical Product Development, Inc.,

as Borrower,

River Ventures, LLC,

PPD Development, LP,

as Guarantors,

and

Bank of America, N.A.

as Lender

Dated as of February 27, 2006

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
6.3	Reinstatement	24

6.4	Certain Additional Waivers	25

6.5	Remedies	25

6.6	Continuing Guarantee	25

EXHIBITS:
EXHIBIT “A”	–	Legal Description of Land
EXHIBIT “B”	–	Definitions and Financial Statements
EXHIBIT “C”	–	Conditions Precedent to the Initial Advance
EXHIBIT “D”	–	Budget
EXHIBIT “E”	–	Plans
EXHIBIT “F”	–	Advances
EXHIBIT “F-1”	–	Draw Request
EXHIBIT “G”	–	Survey Requirements
EXHIBIT “H”	–	[Intentionally left blank]
EXHIBIT “I”	–	[Intentionally left blank]
EXHIBIT “J”	–	List of Required Bonds
EXHIBIT “K”	–	Permitted Encumbrances
EXHIBIT “L”	–	Notices of Violations

iii

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is made by and between Bank of America, N.A., a national banking association (together with its successors and assigns, “Lender”), and Pharmaceutical Product Development, Inc., a North Carolina corporation (“Borrower”), and River Ventures, LLC, a North Carolina limited liability company, and PPD Development, LP, a Texas limited partnership (hereinafter (i) for all purposes of this Agreement except for Article 6 the term “Guarantor” shall mean River Ventures, LLC and (ii) for purposes of Article 6, the term “Guarantor” shall mean a collective reference to River Ventures, LLC and PPD Development, LP) who agree as follows:

ARTICLE 1

THE LOAN

1.1 General Information and Exhibits. This Agreement includes the Exhibits listed below which are marked by an “X”, all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower, Guarantor and Lender agree that if any Exhibit to be attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof.

X	Exhibit “A”	-	Legal Description of the Land
X	Exhibit “B”	-	Definitions and Financial Statements
X	Exhibit “C”	-	Conditions Precedent to the Initial Advance
X	Exhibit “D”	-	Budget
X	Exhibit “E”	-	Plans
X	Exhibit “F”	-	Advances
X	Exhibit “F-1”	-	Draw Request
X	Exhibit “G”	-	Survey Requirements
	Exhibit “H”	-	Permanent Loan
	Exhibit “I”	-	Leasing and Tenant Matters
X	Exhibit “J”	-	List of Required Bonds
X	Exhibit “K”	-	Permitted Encumbrances
X	Exhibit “L”	-	Notices of Violations

The Exhibits contain other terms, provisions and conditions applicable to the Loan. Capitalized terms used in this Agreement shall have the meanings assigned to them in Exhibit “B”. This Agreement and the other Loan Documents, which must be in form, detail and substance satisfactory to Lender, evidence the agreements of Borrower, Guarantor and Lender with respect to the Loan. Borrower and Guarantor shall comply with all of the Loan Documents.

1.2 Purpose. The proceeds of the Loan shall be used by Borrower to provide Guarantor with funds to (i) reimburse Guarantor for 80% of all costs incurred by Guarantor in connection with the construction of the Improvements prior to the date hereof , (ii) pay the cost of the remaining construction of the Improvements on the Land and (iii) pay other fees, costs and expenses relating to the Property if and to the extent that such costs are specifically provided for in the Loan Allocation column in the Budget.

1.3 Commitment to Lend. Borrower agrees to borrow from Lender, and Lender agrees to make advances of Loan proceeds to Borrower, on the terms and subject to the conditions set forth in this Agreement and Exhibit “C” and Exhibit “F” attached to this Agreement. Lender’s commitment to lend shall expire and terminate (a) automatically on the Advance Termination Date; (b) automatically if the Loan is prepaid in full; and (c) automatically upon the occurrence of a Default. The Loan is not revolving. Any amount repaid may not be reborrowed.

1.4 Budget. The Budget is attached to this Agreement as Exhibit “D”. Neither Borrower nor Guarantor shall amend the Budget, or otherwise reallocate Loan funds from one Budget line item to another, without the prior written approval of Lender (which shall not be unreasonably withheld, conditioned or delayed). The Budget has been prepared by Borrower, and Borrower represents to Lender that the Budget includes all costs incident to the Loan and the Project through the maturity date of the Loan (collectively, the “Aggregate Cost”) after taking into account the requirements of this Agreement, including “hard” and “soft” costs, fees and expenses. Unless approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed), no advance shall be made (a) for any cost not set forth in the Budget or (b) from any line item in the Budget that, when added to all prior advances from that line item, would exceed the lesser of (i) the actual cost incurred by Borrower for such line item, or (ii) the sum shown in the Budget for such line item. Lender may make advances from any line item in the Budget for purposes other than those for which amounts are initially allocated to such line item, or may change the relative amounts allocated to particular line items in the Budget, all as Lender in its sole discretion deems necessary or advisable.

ARTICLE 2

ADDITIONAL COVENANTS AND AGREEMENTS

2.1 Construction of the Improvements. Guarantor commenced construction of the Improvements on or about the Construction Commencement Date, and Guarantor shall prosecute the construction of the Improvements with diligence and continuity, in a good and workmanlike manner, and in accordance with sound building and engineering practices, all applicable laws and governmental requirements, the Plans and the Loan Documents. Guarantor shall not permit cessation of work for a period in excess of thirty (30) consecutive days (whether or not consecutive) in the aggregate, except for Excusable Delays. Guarantor shall use good faith, diligent efforts to complete construction of the Improvements free and clear of all liens (except liens created by the Loan Documents and Permitted Encumbrances), and shall obtain a certificate of occupancy and all other permits, licenses and approvals from all applicable governmental authorities required for the occupancy, use and operation of the Improvements, in each case satisfactory to Lender, on or before the Completion Date. Guarantor shall promptly correct (a) any material defect in the Improvements, (b) any departure from the Plans which do not constitute Permitted Changes, (c) any departure from compliance with law or governmental requirements, or (d) any encroachment by any Improvements or structure on any building setback line, easement, property line or restricted area. Guarantor shall maintain all permits and governmental approvals necessary for construction of the Improvements.

2.2 Plans and Changes. No construction shall be undertaken on the Land except substantially as shown in the Plans. Borrower and Guarantor assume full responsibility for the compliance of the Plans and the Property with all laws, governmental requirements and sound building and engineering practices. Except for Permitted Changes, no plans or specifications, or any changes thereto, shall be included as part of the Plans until approved by Lender and all applicable governmental authorities (it being agreed that Lender’s approval shall not be unreasonably withheld, conditioned or delayed). Except for Permitted Changes, neither Borrower nor Guarantor shall, without Lender’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), change or modify the Plans, agree to any change order, or allow any extras to any contractor or any subcontractor, except that either Borrower or Guarantor may make any changes which do not otherwise constitute Permitted Changes if: (a) Borrower or Guarantor notifies Lender in writing of the change or extra with appropriate supporting documentation and information; (b) Borrower or Guarantor obtains the approval of the applicable contractor, the architect and all sureties, if required; (c) the structural integrity, quality and standard of workmanship of the Improvements is not impaired by such change or extra; (d) no default in any obligation to any person or violation of any law or governmental requirement would result from such change or extra; and (e) completion of the Improvements by the Completion Date will not likely be affected. Lender shall not be obligated to review a proposed change unless it has received all documents necessary to review such change, including the change order, cost estimates, plans and specifications, and evidence that all required approvals other than that of Lender have been obtained.

2.3 Contracts. Borrower and Guarantor shall not default under any contract relating to the construction of the Improvements or for the furnishing of labor or materials therefor, Borrower and Guarantor shall not permit any such contract to terminate by reason of any failure of Borrower or Guarantor to perform thereunder, and Borrower or Guarantor (as applicable) shall promptly notify Lender of any material default thereunder. Borrower or Guarantor will deliver to Lender, upon request of Lender, the names and addresses of all persons or entities with whom each contractor has contracted or intends to contract for the construction of the Improvements or for the furnishing of labor or materials therefor.

2.4 Storage of Materials. Borrower or Guarantor shall cause all materials supplied for, or intended to be utilized in the construction of the Improvements, but not yet affixed to or incorporated into the Improvements or the Land, to be stored on the Land (or on property adjacent to the Land which is owned or leased by Borrower, Guarantor or their affiliates) with reasonably adequate safeguards to prevent loss, theft, damage or commingling with materials for other projects.

2.5 Construction Consultant. Lender may retain the services of a Construction Consultant, whose duties may include, among others, reviewing the Plans and any proposed changes to the Plans, performing construction cost analyses, observing work in place and reviewing Draw Requests. The duties of Construction Consultant run solely to Lender, and Construction Consultant shall have no obligations or responsibilities whatsoever to Borrower, Guarantor, or the Guarantor’s architect, engineer, contractor or any of their agents or employees. The fees, costs, and expenses of Construction Consultant shall be paid by Lender. To the extent such actions impose no costs on Borrower or Guarantor and do not materially interfere with the progress of construction, Borrower and Guarantor shall cooperate with Construction Consultant in reasonable respects and will promptly furnish to Construction Consultant such information and other material as Construction Consultant considers necessary or useful in performing its duties.

2.6 Inspection. Upon five (5) days advance notice to Borrower and Guarantor, Lender and its agents, including Construction Consultant, may enter upon the Property to inspect the Property, the Project and any materials at any reasonable time, unless Lender deems such inspection is of an emergency nature, in which event Borrower and Guarantor shall provide Lender with immediate access to the Property. Borrower and/or Guarantor will furnish to Lender and its agents, including Construction Consultant, for inspection and copying, all Plans, shop drawings, specifications, books and records, and other documents that Lender may request from time to time (to the extent same are in Borrower’s or Guarantor’s actual possession).

2.7 Notice to Lender. Borrower or Guarantor shall, within five (5) days after Borrower or Guarantor is notified of the occurrence of any of the following events, notify Lender in writing thereof, specifying in each case the action Borrower or Guarantor has taken or will take with respect thereto: (a) any violation of any law or governmental requirement; (b) any litigation, arbitration or governmental investigation or proceeding instituted or threatened against Borrower or Guarantor or the Property, and any material development therein; (c) any actual or threatened condemnation of any portion of the Property, any negotiations with respect to any such taking, or any loss of or substantial damage to the Property; (d) any labor controversy pending or threatened against Borrower, Guarantor or any contractor, and any material development in any labor controversy; (e) any notice received by Borrower or Guarantor with respect to the cancellation, alteration or non renewal of any insurance coverage required to be maintained by Borrower or Guarantor hereunder; (f) any failure by Borrower, Guarantor or Guarantor’s contractor to perform any material obligation under any such construction contract, any event or condition which would permit termination of a construction contract or suspension of work thereunder, or any notice given by Borrower, Guarantor or any contractor with respect to any of the foregoing; (g) any lien filed against the Property or any stop notice served on Borrower or Guarantor in connection with construction of the Improvements; or (h) any permit, license, certificate or approval with respect to Borrower, Guarantor, Guarantor’s contractor or architect, the Property or the construction thereof necessary for the performance by such persons or entities of such construction or for the use, occupancy, and operation of the Property lapses or ceases to be in full force and effect.

2.8 Financial Review. Upon receipt of at least five (5) days’ advance notice, Borrower and Guarantor will each make all of their books, records and accounts available to Lender and its representatives at Borrower’s office and will permit them to review and copy the same. Borrower shall promptly notify Lender of any material adverse change in the financial condition of Borrower and, if known by Borrower, Guarantor, or in the construction progress of the Improvements.

2.9 Other Information. To the extent the following information is either in the actual possession of Borrower or Guarantor or may be contractually obtained by Borrower or Guarantor, Borrower and/or Guarantor shall promptly furnish to Lender from time to time upon Lender’s reasonable request (i) copies of any or all subcontracts entered into by contractors or subcontractors and the names and addresses of all persons or entities with whom Borrower or Guarantor or any contractor has contracted or intends to contract for the construction of the

Improvements or the furnishing of labor or materials in connection therewith; (ii) copies of any or all contracts, bills of sale, statements, receipts or other documents under which Borrower or Guarantor claims title to any materials, fixtures or articles of personal property incorporated or to be incorporated into the Improvements; (iii) a list of all unpaid bills for labor and materials with respect to construction of the Improvements and copies of all invoices therefor; (iv) budgets of Borrower or Guarantor and revisions thereof showing the estimated costs and expenses to be incurred in connection with the completion of construction of the Improvements; (v) current or updated detailed Project schedules or construction schedules; and (vi) such other information relating to Borrower, Guarantor, the Improvements, the Property, or any indemnitor or other person or party connected with Borrower, Guarantor, the Loan, the construction of the Improvements or any security for the Loan.

2.10 Reports and Testing. Borrower and/or Guarantor shall promptly deliver to Lender copies of all reports, studies, inspections and tests made on the Land, the Improvements or any materials to be incorporated into the Improvements (to the extent same are in Borrower’s or Guarantor’s actual possession). Borrower and/or Guarantor shall promptly notify Lender of any report, study, inspection or test that indicates any materially adverse condition relating to the Land, the Improvements or any such materials.

2.11 Advertising by Lender. At Lender’s request, Guarantor shall erect and maintain on the Property one or more advertising signs approved by Lender indicating that the construction financing for the Property has been provided by Lender. Lender shall bear all expenses relating to the erection and maintenance of such signs.

2.12 Appraisal. Lender may obtain from time to time, at its cost and expense, an appraisal of all or any part of the Property prepared in accordance with written instructions from Lender by a third party appraiser engaged directly by Lender. Each such appraiser and appraisal shall be satisfactory to Lender (including satisfaction of applicable regulatory requirements).

2.13 Payment of Withholding Taxes. Neither Borrower nor Guarantor shall use, or knowingly permit any contractor or subcontractor to use, any portion of the proceeds of any Loan advance to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Internal Revenue Code, and (b) any state and/or local governmental authority or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local laws.

2.14 ERISA and Prohibited Transaction Taxes. As of the date hereof and throughout the term of this Loan Agreement, (a) neither Borrower nor Guarantor is, nor shall either entity be (i) an “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or (ii) a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code, as amended (the “Code”); (b) the assets of Borrower or Guarantor do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (c) neither Borrower nor Guarantor is , nor will either be, a “governmental plan” within the meaning of Section 3(32) of ERISA; (d) transactions by or with Borrower or Guarantor are not and will not be subject to state statutes applicable to Borrower or Guarantor regulating investments of fiduciaries with respect to governmental plans; and (e) neither Borrower nor Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Agreement, the Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower and Guarantor further agree to deliver to Lender such certifications or other evidence of compliance with the provisions of this Section 2.14 as Lender may from time to time request.

2.15 No Material Misstatements. No information, documents, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of the Borrower or Guarantor to the Lender in connection with the Loan contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein not materially misleading, provided that to the extent any such information, document, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Borrower or Guarantor (as the case may be) represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, document, report, financial statement, exhibit or schedule.

2.16 Title and Permitted Encumbrances. Guarantor has, in Guarantor’s own right, and Guarantor covenants to maintain, lawful, good and marketable title to the Property, is lawfully seized and possessed of the Property and every part thereof, free and clear of charges, claims, security interests, and encumbrances except for Permitted Encumbrances. Borrower and Guarantor will punctually pay, perform, observe and keep all covenants, obligations and conditions in or pursuant to any Permitted Encumbrance and will not modify or permit modification of any Permitted Encumbrance without the prior written consent of Lender (which shall not be unreasonably withheld, conditioned or delayed). Inclusion of any matter as a Permitted Encumbrance does not constitute approval or waiver by Lender of any existing or future violation or other breach thereof by Borrower, by Guarantor, by the Property or otherwise.

2.17 Taxes and Other Impositions. Borrower or Guarantor will pay, or cause to be paid, all taxes, assessments and other charges or levies imposed upon or against or with respect to the Property or the ownership, use, occupancy or enjoyment of any portion thereof, or any utility service thereto, as the same become due and payable, including but not limited to all real estate taxes assessed against the Property or any part thereof, and shall deliver promptly to Lender such evidence of the payment thereof as Lender may require.

2.18 Insurance. Borrower shall obtain and maintain, or cause Guarantor to obtain and maintain, at Borrower’s sole expense: (1) property insurance with respect to all insurable Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation, such insurance to be in “builder’s risk” completed value (non-reporting) form during and with respect to any construction on the Property; (2) if and to the extent any portion of the Improvements is, under the Flood Disaster Protection Act of 1973 (“FDPA”), as it may be amended from time to time, in a Special Flood Hazard Area, within a Flood Zone designated A or V in a participating community, a flood insurance policy in an amount equal to $10 million, such flood insurance being a part of Borrower’s “builder’s risk” insurance detailed in subsection (1) above; (3) general liability insurance, on a claims-made basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of Borrower as named insured; and (4) statutory workers’ compensation insurance with respect to any work on or about the Property (including employer’s liability insurance, if required by Lender), covering all employees of Borrower. All insurance policies shall be issued and maintained by insurers, in amounts reasonably adequate to cover Borrower’s obligations hereunder, with normal and customary deductibles, limits and retentions, and shall require not less than ten (10) days’ prior written notice of any cancellation for nonpayment of premiums, and not less than thirty (30) days’ prior written notice of any other cancellation or any change of coverage. All insurance companies must be licensed to do business in the state in which the Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, by Borrower with respect to the Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Borrower and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, Borrower shall, in each instance promptly upon its discovery thereof, and at Borrower’s expense, promptly obtain a like policy issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be. Borrower shall pay all premiums on policies required hereunder as they become due and payable. Borrower shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the Property.

2.19 Condemnation. Borrower shall notify Lender promptly of any threatened or pending proceeding for condemnation affecting the Property or arising out of damage to the Property, and Borrower or Guarantor shall, at such party’s expense, diligently prosecute any such proceedings.

2.20 Compliance with Legal Requirements. The Property and the use, operation and maintenance thereof and all activities thereon do and shall at all times comply in all material respects with all applicable Legal Requirements (as defined in Exhibit “B”). The Property is not, and shall not be, dependent on any other property or premises or any interest therein other than the Property to fulfill any requirement of any Legal Requirement. To the best of Borrower’s knowledge and belief, no part of the Property constitutes a nonconforming use under any zoning law or similar law or ordinance. Borrower or Guarantor has obtained (or will obtain) and shall preserve in force all requisite zoning, utility, building, health, environmental and operating permits from the governmental authorities having jurisdiction over the Property. If Borrower receives a notice or claim from any person that the Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Legal Requirement, Borrower will promptly furnish a copy of such notice or claim to Lender. Except for previous notices of violation received by Borrower from the North Carolina Department of Environment and Natural Resources and described in Exhibit L as of the date of this Agreement, Borrower has received no notice and has no knowledge of any such noncompliance.

2.21 Maintenance, Repair and Restoration. Borrower and Guarantor will keep the Property in first class order, repair, operating condition and appearance, causing all necessary repairs, renewals, replacements, additions and improvements to be promptly made, and will not allow any of the Property to be misused, abused or wasted or to deteriorate. Notwithstanding the foregoing, Guarantor will not, without the prior written consent of Lender (which shall not be unreasonably withheld, conditioned or delayed), make any structural alteration to the Property or any other alteration thereto which impairs the value thereof. If any act or occurrence of any kind or nature (including any condemnation or any casualty for which insurance was not obtained or obtainable) shall result in damage to or loss or destruction of the Property, Borrower shall give prompt notice thereof to Lender and Borrower or Guarantor shall promptly, at such party’s sole cost and expense and regardless of whether insurance or condemnation proceeds (if any) shall be available or sufficient for the purpose, secure the Property as necessary and commence and continue diligently to completion to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to the damage, loss or destruction.

2.22 No Other Liens. Neither Borrower nor Guarantor will, without the prior written consent of Lender, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any agreement, mortgage, voluntary or involuntary lien, whether statutory, constitutional or contractual, security interest, encumbrance or charge, or conditional sale or other title retention document, against or covering the Property, or any part thereof, other than the Permitted Encumbrances.

2.23 Operation of Property. Guarantor will operate the Property in a good and workmanlike manner and in accordance with all Legal Requirements and will pay all fees or charges of any kind in connection therewith. Guarantor will keep the Property occupied so as not to impair the insurance carried thereon. Guarantor will not use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on, the Property in any manner which violates any Legal Requirement or which constitutes a public or private nuisance or which makes void, voidable or cancelable, or increases the premium of, any insurance then in force with respect thereto. Neither Borrower nor Guarantor will initiate or permit any zoning reclassification of the Property or seek any variance under existing zoning ordinances applicable to the Property or use or permit the use of the Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirement. Guarantor will not impose any easement, restrictive covenant or encumbrance upon the Property, execute or file any subdivision plat or condominium declaration affecting the Property or consent to the annexation of the Property to any municipality, without the prior written consent of Lender (which shall not be unreasonably withheld, conditioned or delayed). Neither Borrower nor Guarantor will do or suffer to be done any act whereby the value of any part of the Property may be lessened. Guarantor will preserve, protect, renew, extend and retain all material rights and privileges granted for or applicable to the Property. Borrower or Guarantor will cause all debts and liabilities of any character (including without limitation all debts and liabilities for labor, material and equipment (including software embedded therein) and all debts and charges for utilities servicing the Property) incurred in the construction, maintenance, operation and development of the Property to be promptly paid.

2.24 Financial Matters. Each of Borrower and Guarantor is solvent after giving effect to all borrowings contemplated by the Loan Documents and no proceeding under any Debtor Relief Law is pending (or, to Borrower’s or Guarantor’s knowledge, threatened) by or against Borrower or Guarantor, or any affiliate of Borrower or Guarantor, as a debtor. All reports, statements, plans, budgets, applications, agreements and other data and information heretofore furnished or hereafter to be furnished by or on behalf of Borrower or Guarantor to Lender in connection with the loan or loans evidenced by the Loan Documents (including, without limitation, all financial statements and financial information) are and will be true, correct and complete in all material respects as of their respective dates and do not and will not omit to state any fact or circumstance necessary to make the statements contained therein not misleading. No material adverse change has occurred since the dates of such reports, statements and other data in the financial condition of Borrower or Guarantor. For the purposes of this paragraph, “Borrower” shall also include any person liable directly or indirectly for the Obligations or any part thereof and any joint venturer or general partner of Borrower.

2.25 Status of Borrower and Guarantor; Suits and Claims; Loan Documents. Each of Borrower and Guarantor is and will continue to be (i) duly organized, validly existing and in good standing under the laws of its state of organization, (ii) authorized to do business in, and in good standing in, each state in which the Property is located, and (iii) possessed of all requisite power and authority to carry on its business and in the case of Guarantor, to own and operate the Property. Each Loan Document executed by Borrower and Guarantor has been duly authorized, executed and delivered by Borrower and Guarantor, and the obligations thereunder and the performance thereof by Borrower and Guarantor in accordance with their terms are and will continue to be within Borrower’s and Guarantor’s power and authority (without the necessity of joinder or consent of any other person), are not in contravention of any Legal Requirement or any other document or agreement to which Borrower, Guarantor or the Property is subject, and do not and will not result in the creation of any encumbrance against any assets or properties of Borrower or Guarantor, or any other person liable, directly or indirectly, for any of the Obligations, except as expressly contemplated by the Loan Documents. There is no suit, action, claim, investigation, inquiry, proceeding or demand pending (or, to Borrower’s or Guarantor’s knowledge, threatened) against Borrower or Guarantor or against any other person liable directly or indirectly for the Obligations which affects the Property (including, without limitation, any which challenges or otherwise pertains to Guarantor’s title to the Property) or the validity, enforceability or priority of any of the Loan Documents. There is no judicial or administrative action, suit or proceeding which affects the Property and is pending (or, to Borrower’s or Guarantor’s knowledge, threatened) against Borrower or Guarantor, or against any other person liable directly or indirectly for the Obligations, except as has been disclosed in writing to Lender in connection with the loan evidenced by the Note. The Loan Documents constitute legal, valid and binding obligations of Borrower and Guarantor enforceable in accordance with their terms, except as the enforceability thereof may be limited by Debtor Relief Laws (hereinafter defined) and except as the availability of certain remedies may be limited by general principles of equity. Neither Borrower nor Guarantor is a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended, Sections 1445 and 7701 (i.e. neither Borrower nor Guarantor is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined therein and in any regulations promulgated thereunder). The loan evidenced by the Note is solely for business and/or investment purposes, and is not intended for personal, family, household or agricultural purposes. Each of Borrower and Guarantor further warrants that the proceeds of the Note shall be used for commercial purposes and stipulates that the loan evidenced by the Note shall be construed for all purposes as a commercial loan. Borrower’s and Guarantor’s exact legal name is correctly set forth at the end of this Agreement. Borrower shall promptly notify Lender (i) of any change of its or Guarantor’s organizational identification number, or (ii) if Borrower or Guarantor does not now have an organization identification number and later obtains one, of such organizational identification number.

2.26 Certain Environmental Matters. Borrower and Guarantor shall comply with the terms and covenants of that certain Environmental Indemnity Agreement dated of even date herewith (the “Environmental Agreement”).

2.27 Further Assurances. Borrower and Guarantor will, promptly on request of Lender, (i) correct any defect, error or omission which may be discovered in the execution or acknowledgment of this Agreement or any other Loan Document; (ii) execute, acknowledge and deliver such further documents and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Agreement and the other Loan Documents; and (iii) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of Lender to enable Lender to comply with the requirements or requests of any agency having jurisdiction over Lender or any examiners of such agencies with respect to the indebtedness evidenced hereby, Borrower, Guarantor or the Property.

2.28 Indemnification.

(a) Borrower will indemnify and hold harmless Lender from and against, and reimburse them on demand for, any and all Indemnified Matters (hereinafter defined). For purposes of this Section 2.28(a), the term “Lender” shall include the directors, officers, partners, employees and agents of Lender and any persons owned or controlled by, owning or controlling, or under common control or affiliated with Lender. However, such indemnities shall not apply to a particular indemnified person to the extent that the subject of the indemnification is caused by or arises out of the negligence or willful misconduct of that indemnified person. Any amount to be paid under this paragraph (a) by Borrower to Lender shall be a demand obligation owing by Borrower (which Borrower hereby promises to pay) to Lender pursuant to this Agreement. Nothing in this paragraph, elsewhere in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Lender (including without limitation any rights of contribution or indemnification) against Borrower or any other person under any other provision of this Agreement, any other Loan Document, any other agreement or any applicable Legal Requirement.

(b) As used herein, the term “Indemnified Matters” means any and all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including without limitation, reasonable fees and expenses of attorneys and other professional consultants and experts, and of the investigation and defense of any claim, whether or not such claim is ultimately defeated, and the settlement of any claim or judgment including all value paid or given in settlement) of every kind, known or unknown, foreseeable or unforeseeable, which may be imposed upon, asserted against or incurred or paid by Lender at any time and from time to time, whenever imposed, asserted or incurred, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Property or with this Agreement or any other Loan Document, including but not limited to any bodily injury or death or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever at any time on or before the Release Date (hereinafter defined), any act performed or omitted to be performed hereunder or under any other Loan Document, any breach by Borrower or Guarantor of any representation, warranty, covenant, agreement or condition contained in this Agreement or in any other Loan Document, any default as defined herein, any claim under or with respect to any lease of the Property or arising under the Environmental Agreement. The term “Release Date” as used herein means the date on which the indebtedness and obligations evidenced hereby have been paid and performed in full and this Agreement has been released. The indemnities in this Section 2.28 shall not terminate upon the Release Date or upon the release or other termination of this Agreement but will survive the Release Date, the repayment of the Obligations, the discharge and release of this Agreement and the other Loan Documents, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.

2.29 Performance by Lender on Borrower’s or Guarantor’s Behalf. Each of Borrower and Guarantor agrees that, if Borrower or Guarantor fails to perform any act or to take any action which under any Loan Document Borrower or Guarantor is required to perform or take, or to pay any money which under any Loan Document Borrower or Guarantor is required to pay, and whether or not the failure then constitutes a default hereunder or thereunder, and whether or not there has occurred any default or defaults hereunder or the Obligations have been accelerated, Lender, in Borrower’s or Guarantor’s name (as the case may be) or its own name, may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred by Lender and any money so paid by Lender shall be a demand obligation owing by Borrower to Lender (which obligation Borrower hereby promises to pay), shall be a part of the indebtedness evidenced hereby, and Lender, upon making such payment, shall be subrogated to all of the rights of the person, entity or body politic receiving such payment. No such payment or performance by Lender shall waive or cure any default or waive any right, remedy or recourse of Lender. Each amount due and owing by Borrower to Lender pursuant to this Agreement shall bear interest, from the date such amount becomes due until paid, at the rate per annum provided in the Note for interest on past due principal owed on the Note but never in excess of the maximum nonusurious amount permitted by applicable law, which interest shall be payable to Lender on demand; and all such amounts, together with such interest thereon, shall automatically and without notice be a part of the indebtedness evidenced hereby. The amount and nature of any expense by Lender hereunder and the time when paid shall be fully established by the certificate of Lender or any of Lender’s officers or agents.

2.30 Incorporated Representations, Warranties and Covenants from Revolver Loan Agreement. Reference is made to the Loan Agreement, dated as of July 25, 2002, as amended, by and among Borrower, PPD Development, LP and Lender (the “Revolver Loan Agreement”). Further reference is made to the representations and covenants contained in Section 5 thereof

(herein referred to as the “Incorporated Representations”) and the affirmative and negative covenants contained in Section 6 thereof (hereinafter referred to as the “Incorporated Covenants”), each as amended and modified to the date hereof, and together with all other relevant provisions of the Revolver Loan Agreement related thereto, including specifically without limitation the defined terms contained in Article I thereof which are used in the Incorporated Representations and the Incorporated Covenants. Borrower hereby (a) affirms and represents and warrants to Lender that the Revolver Loan Agreement is in full force and effect on the date hereof and that the Incorporated Representations are true and correct in all material respects as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date, and (b) covenants and agrees that the Incorporated Covenants shall be as binding on Borrower as if set forth fully herein; provided, however, that (i) such Incorporated Representations and Incorporated Covenants as incorporated herein shall reflect that they are delivered to and run in favor of Lender under this Agreement, rather than solely to Bank of America, N.A. as literally provided in the Revolver Loan Agreement, (ii) any amendments or other modifications to the Revolver Loan Agreement subsequent to the date hereof shall not be applicable to such Incorporated Covenants as used herein unless they are approved in writing by Lender, (iii) any breach or default under the Revolver Loan Agreement subsequent to the date hereof relating to such Incorporated Covenants that is waived by Bank of America, N.A. under the Revolver Loan Agreement shall not be considered waived for purposes hereof unless such waiver is adopted in writing by Lender and (iv) in the event that the Revolver Loan Agreement shall be refinanced or replaced by another loan agreement or terminated, then the Incorporated Representations and Incorporated Covenants shall be as provided herein as if no such refinancing, replacement or termination had occurred.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Loan, each of Borrower and Guarantor hereby represents and warrants to Lender that except as otherwise disclosed to Lender in writing (a) each has complied in all material respects with any and all laws and regulations concerning its organization, existence and the transaction of its business, and has the right and power to own the Property and to develop the Improvements as contemplated in this Agreement and the other Loan Documents; (b) each is authorized to execute, deliver and perform all of its obligations under the Loan Documents; (c) the Loan Documents are valid and binding obligations of each; (d) to the best of each of Borrower’s and Guarantor’s knowledge and belief, neither is in material violation of any Law or Legal Requirement affecting the Property and no provision of the Loan Documents materially violates any applicable Law or Legal Requirement affecting the Property, any order of any court or governmental authority or any contract or agreement binding on either or the Property; (e) to the extent required by applicable Law, Borrower and Guarantor have filed all necessary tax returns and reports and have paid all taxes and governmental charges thereby shown to be owing; (f) the Plans are complete in all material respects, contain all necessary detail and are adequate for complete and final construction of the Improvements, are satisfactory to Borrower, have been approved by all applicable governmental authorities, have been accepted by Borrower’s contractor, and comply with the Loan Documents and in all material respects with all applicable Laws; (g) the Land and Improvements comply and will comply upon final completion of the Improvements in accordance with the Plans, and in all material respects with all Laws, including all applicable subdivision and platting requirements, without reliance on any adjoining or neighboring property; (h) the Plans do, and the Improvements when constructed will, comply with all material Legal Requirements regarding access and facilities for handicapped or disabled persons; (i) except as otherwise disclosed on the public record, neither Borrower nor Guarantor has directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Property, including those arising under any zoning or land use ordinance or other law or governmental requirement; (j) the construction schedule for the Project is realistic and the Completion Date is a reasonable estimate of the time required to complete the Project in each case assuming customary delays from weather and unforeseen circumstances; (k) the financial statements delivered to Lender pursuant to the Revolver Loan Agreement are true, correct, and complete in all material respects, and there has been no material change of Borrower’s or Guarantor’s financial condition from the financial condition of Borrower or Guarantor (as the case may be) indicated in such financial statements; (l) all utility services necessary for the development of the Land and the construction of the Improvements and the occupancy and operation thereof for their intended purpose are available at the boundaries of the Land, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities; (m) except as otherwise provided for in the Loan Documents or in any construction contracts applicable to the Land, neither Borrower nor Guarantor has made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property; (n) the current and anticipated use of the Property complies with all applicable zoning ordinances, regulations and restrictive covenants affecting the Land without the existence of any variance, non-complying use, nonconforming use or other special exception, all use restrictions of any governmental authority having jurisdiction have been satisfied, and no material violation of any law or regulation exists with respect thereto; and (o) attached hereto as Exhibit “J” is a list of all bonds the municipality, county and/or state in which the Property is located has required in connection with the completion of the Improvements; to the best of Borrower’s knowledge no other bonds or other security are currently required or will be required prior to completion of the Improvements.

ARTICLE 4

DEFAULT AND REMEDIES

4.1 Events of Default. The occurrence of any one of the following shall be a default under this Agreement (“Default”):

(a) any of the Indebtedness is not paid when due, whether on the scheduled due date or upon acceleration, maturity or otherwise and such Indebtedness remains unpaid for a period of five (5) days after written notice to Borrower; provided that Lender shall not be required to give such notice more than twice in any twelve (12) month period or at Loan maturity;

(b) any covenant, agreement or condition in this Agreement (other than covenants to pay the Indebtedness and other than Defaults expressly listed in this Section 4.1) is not fully and timely performed, observed or kept and remains so for a period of thirty (30) days after written notice to Borrower (provided, however, in the case of any such failure which cannot reasonably be cured within thirty (30) days but which is curable, Borrower may cure such failure within such additional period as may be reasonably required (not to exceed 120 days), as long as Borrower has promptly commenced such cure and thereafter diligently prosecutes such cure to completion);

(c) any statement, representation or warranty in this Agreement, or in any Financial Statement or in any other writing heretofore or hereafter delivered to Lender in connection with the Loan contains any material misstatement of fact or omits to state any material fact necessary to make the statement, representation or warranty not materially misleading, provided that to the extent any such statement, representation or warranty was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the making of such statement, representation or warranty;

(d) the occurrence of a Default under any other Loan Document (taking into account any applicable notice and cure period set forth in such Loan Document);

(e) the construction of the Improvements, or any materials for which an advance has been requested, fails to comply in any material respect with the Plans, the Loan Documents, any Laws or Legal Requirements, or any applicable restrictive covenants and such failure is not cured within thirty (30) days after written notice to Borrower (provided, however, in the case of any such failure which cannot reasonably be cured within thirty (30) days but which is curable, Borrower shall not be in default if Borrower commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion);

(f) construction of the Improvements is abandoned or Borrower fails to complete construction of the Improvements (and obtain all applicable permits, licenses, certificates and approvals) in accordance with this Agreement on or before the Completion Date;

(g) any permit, license, certificate or approval with respect to Borrower, Guarantor, Guarantor’s contractor, Guarantor’s architect, the Property or the construction of the Improvements necessary for the performance by such persons or entities of such construction or for the use, occupancy, and operation of the Property lapses or ceases to be in full force and effect and Borrower does not cause such lapse or cessation to be cured to Lender’s reasonable satisfaction within sixty (60) days thereafter;

(h) construction is enjoined or Borrower or Lender is enjoined or prohibited from performing any of its respective obligations under any of the Loan Documents and such injunction or prohibition remains in effect for thirty (30) days;

(i) the owner of the Property enters into any lease of part or all of the Property (other than one or more leases from the owner of the Property to Borrower or any affiliate or subsidiary of Borrower, which shall be permitted);

(j) a lien for the performance of work or the supply of materials which is established against the Property, or any stop notice served on Borrower, Guarantor, the general contractor or Lender, remains unsatisfied or unbonded for a period of twenty (20) days after the date of filing or service;

(k) the occurrence of any condition or situation which, in the reasonable determination of Lender, constitutes a danger to or impairment of the Property, if such condition or situation is not remedied within a reasonable time after written notice to Borrower;

(l) the entry of a judgment in excess of $500,000 against Borrower or any Guarantor or the issuance of any attachment, sequestration, or similar writ levied upon any of its property which asserts a claim in excess of $500,000 and is not discharged, bonded over or appealed within a period of sixty (60) days;

(m) Lender determines that a material adverse change has occurred in the financial condition of Borrower or any Guarantor or in the condition of the Property;

(n) The owner of the Property or any person liable, directly or indirectly, for any of the Obligations (or any general partner or joint venturer of such owner or other person):

(i) (A) Executes an assignment for the benefit of creditors, or takes any action in furtherance thereof; or (B) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; or (C) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; or (D) seeks the appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property; or

(ii) Suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property, and (A) admits, acquiesces in or fails to contest diligently the material allegations thereof, or (B) the petition, case, proceeding or other action results in entry of any order for relief or order granting relief sought against it, or (C) in a proceeding under Debtor Relief Laws, the case is converted from one chapter to another, or (D) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of its filing; or

(iii) Conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits, while insolvent, any creditor to obtain a lien (other than as described in subparagraph (iv) below) upon any of its property through legal proceedings which are not vacated and such lien discharged prior to enforcement thereof and in any event within sixty (60) days from the date thereof;

(o) Any sale, lease, conveyance, assignment, pledge, encumbrance, or transfer of all or any substantial part of the other assets of Borrower, excluding the Property, voluntarily or involuntarily, whether by operation of law or otherwise, except: (i) sales or transfers in the ordinary course of Borrower’s business; and (ii) sales or transfers for which Borrower receives consideration substantially equivalent to the fair market value of the transferred asset;

(p) The owner of the Property abandons any of the Property;

(q) The Property is so demolished, destroyed or damaged that, in the reasonable opinion of Lender, it cannot be restored or rebuilt with available funds to a profitable condition within a reasonable period of time and in any event, prior to the final maturity date of the Note;

(r) The liquidation, termination, dissolution, merger, consolidation or failure to maintain good standing in the State of North Carolina and/or the state of incorporation or organization, if different (or in the case of an individual, the death or legal incapacity) of the Borrower or Guarantor;

(s) In Lender’s reasonable opinion, the prospect of payment of all or any part of the indebtedness has been impaired because of a material, adverse change in the financial condition, results of operations, business or properties of the Borrower, any owner of the Property or any person liable, directly or indirectly, for any of the indebtedness, or of any general partner or joint venturer thereof (if such owner or other person is a partnership or joint venture);

(t) A default or event of default occurs under any document executed and delivered in connection with any other indebtedness (to Lender or any other person or entity) of Borrower, the owner of the Property, any person obligated to pay any part of the Obligations, or any person or entity which guarantees such other indebtedness; or

(u) The failure of Borrower to maintain liquidity (i.e., cash, cash equivalents and/or short-term investments recorded on Borrower’s balance sheet) of at least $50,000,000 at all times.

4.2 Remedies. Upon a Default, Lender at its election may (but shall not be obligated to), without notice, do any one or more of the following: (a) terminate its commitment to lend hereunder; (b) terminate any obligation to extend any other credit to or for the account of Borrower; (c) reduce any claim to judgment; (d) exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, law, equity or otherwise, including obtaining appointment of a receiver (to which Borrower hereby consents); or (e) set off and apply, to the extent thereof and to the maximum extent permitted by law, any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower against any Indebtedness.

No delay or omission of Lender to exercise any right, power or remedy accruing upon the happening of a Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Default or any acquiescence therein. No delay or omission on the part of Lender to exercise any option for acceleration of the maturity of the Indebtedness, or any other option granted to Lender hereunder in any one or more instances, or the acceptances by Lender of any partial payment on account of the Indebtedness, shall constitute a waiver of any such Default, and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedies provided for in the Note or any of the other Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under the Note or any of the other Loan Documents, or now or hereafter existing at law or in equity or by statute. Every right, power and remedy given to Lender by this Agreement, the Note or any of the other Loan Documents shall be concurrent, and may be pursued separately, successively or together against Borrower, or the Property or any part thereof, and every right, power and remedy given by this Agreement, the Note or any of the other Loan Documents may be exercised from time to time as often as may be deemed expedient by Lender.

ARTICLE 5

GENERAL TERMS AND CONDITIONS

5.1 Lender’s Consent. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Lender’s judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Lender and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Lender. Notwithstanding any approvals or consents by Lender, Lender has no obligation or responsibility whatsoever for the adequacy, form or content of the Plans, the Budget, any contract, any change order, any lease, or any other matter incident to the Property or the construction, use, occupancy and operation of the Improvements. Any inspection or audit of the Property or the books and records of Borrower, or the procuring of documents and financial and other information, by or on behalf of Lender shall be for Lender’s protection only, and shall not constitute an assumption of responsibility to Borrower or anyone else with regard to the condition, construction, maintenance or operation of the Property, or relieve Borrower of any of Borrower’s obligations. Borrower has selected all surveyors, architects, engineers, contractors, materialmen and all other persons or entities furnishing services or materials to the Project. Lender has no duty to supervise or to inspect the Property or the construction of the Improvements nor any duty of care to Borrower or any other person to protect against, or inform Borrower or any other person of the existence of, negligent, faulty, inadequate or defective design or construction of the Improvements. Lender shall not be liable or responsible for, and Borrower shall indemnify Lender from and against any claim, action, loss or cost (including attorney’s fees and costs) arising from or relating to (i) any defect in the Property or the Improvements, (ii) the performance or default of Borrower, Borrower’s surveyors, architects, engineers, contractors, or any other person, (iii) any failure to construct, complete, protect or insure the Improvements, (iv) the payment of costs of labor, materials, or services supplied for the construction of the Improvements, or (v) the performance of any obligation of Borrower whatsoever. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lender. Inspection shall not constitute an acknowledgment or representation by Lender or the Construction Consultant that there has been or will be compliance with the Plans, the Loan Documents, or applicable laws, governmental requirements and restrictive covenants, or that the construction is free from defective materials or workmanship. Inspection, whether or not followed by notice of Default, shall not constitute a waiver of any Default then existing, or a waiver of Lender’s right thereafter to insist that the Improvements be constructed in accordance with the Plans, the Loan Documents, and all applicable laws, governmental requirements and restrictive covenants. Lender’s failure to inspect shall not constitute a waiver of any of Lender’s rights under the Loan Documents or at law or in equity.

5.2 Miscellaneous. This Agreement may be executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument. The Loan Documents are for the sole benefit of Lender and Borrower and are not for the benefit of any third party. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons, entities or circumstances. Time shall be of the essence with respect to Borrower’s obligations under the Loan Documents. This Agreement, and its validity, enforcement and interpretation, shall be governed by North Carolina law (without regard to any conflict of laws principles) and applicable United States federal law.

5.3 Notices. All notices, requests, consents, demands and other communications required or which any party desires to give under this Agreement or any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service, by registered or certified United States mail, postage prepaid, or by facsimile (with a confirmatory duplicate copy sent by first class United States mail), addressed to the party to whom directed at the addresses set forth at the end of this Agreement (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

5.4 Successors and Assigns. This Agreement shall be binding upon Borrower, and Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns; provided, however, that without the prior written consent of Lender, neither Borrower nor Guarantor shall assign, transfer or encumber its rights or obligations under any Loan Document or any proceeds of the Loan, or Guarantor’s interest in the Property, or Borrower’s ownership interest of Guarantor, to any other Person (other than to a wholly-owned subsidiary of Borrower pursuant to a lease or transaction whereby Borrower remains liable for all obligations under the Loan Documents).

5.5 Sale/Assignment of Loan. Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan and credit or other information on the Project, Borrower, any of Borrower’s principals and any Guarantor, to any actual or prospective assignee or participant, to Lender’s affiliates, including, without limitation, Banc of America Securities LLC, and to any other parties as necessary or appropriate in Lender’s reasonable judgment. Borrower shall execute, acknowledge, and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to the Loan Documents as such person(s) would have if such person(s) were Lender hereunder.

5.6 Modification or Termination. The Loan Documents may only be modified or terminated by a written instrument or instruments intended for that purpose and executed by the party against which enforcement thereof is asserted. This Agreement shall continue in full force and effect until the Indebtedness is paid in full and all of Lender’s obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of Lender (and any other provisions herein specified to survive) shall survive payment in full of the Indebtedness and any release or termination of this Agreement or of any other Loan Documents.

5.7 Costs and Expenses. Without limiting any provision of any Loan Document and to the extent not prohibited by applicable laws, Borrower shall pay when due, shall reimburse to Lender on demand and shall indemnify Lender from, all out of pocket fees, costs, and expenses paid or incurred by Lender in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, administration or collection of the Loan or the enforcement of the obligations of Borrower or the exercise of any right or remedy of Lender, including all actual, reasonable fees and expenses of Lender’s counsel (based on time actually spent at normal and customary hourly rates). Borrower shall pay all costs and expenses incurred by Lender, including reasonable attorneys’ fees, if the obligations or any part thereof are sought to be collected by or through an attorney at law, whether or not involving probate, appellate, administrative or bankruptcy proceedings. Borrower shall pay all costs and expenses of complying with the Loan Documents, whether or not such costs and expenses are included in the Budget. Borrower’s obligations under this Section shall survive the delivery of the Loan Documents, the making of advances, the payment in full of the Obligations, the release or reconveyance of any of the Loan Documents, any bankruptcy or other debtor relief proceeding, and any other event whatsoever.

5.8 Inducement to Lender. The representations and warranties contained in this Agreement and the other Loan Documents (a) are made to induce Lender to make the Loan and extend any other credit to or for the account of the Borrower pursuant hereto, and Lender is relying thereon, and will continue to rely thereon, and (b) shall survive any bankruptcy proceedings involving Borrower, Guarantor or the Property, foreclosure, or conveyance in lieu of foreclosure.

5.9 Forum. Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court, or any United States federal court, sitting in the State specified in Section 5.2 of this Agreement and to the jurisdiction of any state court or any United States federal court, sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Indebtedness. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower hereby agrees and consents that, in addition to any methods of service or process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court, or any United States federal court, sitting in the state specified in Section 5.2 may be made by certified or registered mail, return receipt requested, directed to Borrower at its address for notice stated in the Loan Documents, or at a subsequent address of which Lender received actual notice from Borrower in accordance with the Loan Documents. Nothing herein shall affect the right of Lender to serve process in any manner permitted by law or limit the right of Lender to bring proceedings against Borrower in any other court or jurisdiction.

5.10 Interpretation. References to “Dollars,” “$,” “money,” “payments” or other similar financial or monetary terms are references to lawful money of the United States of America. References to Articles, Sections, and Exhibits are, unless specified otherwise, references to articles, sections and exhibits of this Agreement. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. References to Borrower or Guarantor shall mean, each person comprising same, jointly and severally. References to persons shall include both natural persons and any legal entities, including public or governmental bodies, agencies or instrumentalities. Unless otherwise specified herein, all references to “business days” for the purpose of calculating time periods shall be based upon business days during which the Lender is open for business operation, excluding Saturdays and Sundays. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” shall refer to this entire Agreement (including the attached exhibits) and not to any particular provision or section. The words “include” and “including” shall be interpreted as if followed by the words “without limitation”. Captions and headings in the Loan Documents are for convenience only and shall not affect the construction of the Loan Documents.

5.11 No Partnership, etc. The relationship between Lender and Borrower is solely that of lender and borrower. Lender has no fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and Lender or in any way make Lender a co principal with Borrower with reference to the Project, the Property or otherwise. In no event shall Lender’s rights and interests under the Loan Documents be construed to give Lender the right to control, or be deemed to indicate that Lender is in control of, the business, properties, management or operations of Borrower.

5.12 Records. The unpaid amount of the Loan and the amount of any other credit extended by Lender to or for the account of Borrower set forth on the books and records of Lender shall be presumptive evidence of the amount thereof owing and unpaid, but failure to record any such amount on Lender’s books and records shall not limit or affect the obligations of Borrower under the Loan Documents to make payments on the Loan when due.

5.13 Entire Agreement. The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Lender to make the Loan are merged into the Loan Documents. Lender has not made any commitments to extend the term of the Loan past its stated maturity date or to provide Borrower with financing except as set forth in the Loan Documents. Except as incorporated in writing into the Loan Documents, there are not, and were not, and no persons are or were authorized by Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

5.14 Dispute Resolution.

(a) Arbitration. Except to the extent expressly provided below, any Dispute shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower or Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b) Special Rules.

(i) The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the city and county where Lender is located pursuant to its address for notice purposes in this Agreement.

(ii) The arbitration shall be administered by AAA, who will appoint an arbitrator. If AAA is unwilling or unable to administer or legally precluded from administering the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Dispute Resolution Section. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii) All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv) The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v) The arbitrator will give effect to statutes of limitations and any legally enforceable waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(vi) Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservation of Rights in subsection (c) below.

(vii) The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii) The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

(c) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any legally enforceable waivers contained in this Agreement, or (ii) apply to or limit the right of Lender (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Lender in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Lender may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

(d) Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

5.15 USA Patriot Act Notice. Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE 6

GUARANTY

6.1 Guaranty. Guarantor hereby guarantees to the Lender as hereinafter provided the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise and after giving effect to any grace periods) strictly in accordance with the terms hereof. Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise and after giving effect to any grace periods), Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise and after giving effect to any grace periods) in accordance with the terms of such extension or renewal. This is a guaranty of payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of Guarantor as guarantor hereunder shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

6.2 Obligations Unconditional. The obligations of Guarantor under Section 6.1 hereof are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement or the Note, or any other agreement or instrument referred to herein or therein or relating hereto or thereto, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.2 that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other guarantor for amounts paid under this Article 6 until such time as Lender has been paid in full, all commitments, if any, have been terminated and no person, entity or governmental authority shall have any right to request any return or reimbursement of funds from Lender in connection with monies received under the Loan Documents. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein or relating hereto or thereto shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any lien granted to, or in favor of, Lender as security for any of the Obligations shall fail to attach or be perfected or shall be released or discharged in whole or in part; or

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of Guarantor or any other guarantor) or shall be subordinated to the claims of any person or entity (including, without limitation, any creditor of any guarantor).

With respect to its obligations hereunder, Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any right, power or remedy or proceed against any person or entity under this Agreement or the Note or any other agreement or instrument referred to herein or therein or relating hereto or thereto, or against any other person or entity under any other guarantee of, or security for, any of the Obligations.

6.3 Reinstatement. The obligations of Guarantor under this Article 6 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person or entity in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantor agrees that it will indemnify Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

6.4 Certain Additional Waivers. Without limiting the generality of the provisions of this Article 6, Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. Sec. 26-7 through 26-9, inclusive. Guarantor agrees that it shall have no right of recourse to security for the Obligations, except through the exercise of the rights of subrogation pursuant to Section 6.2.

6.5 Remedies. Guarantor agrees that, to the fullest extent permitted by law, as between Guarantor, on the one hand, and Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 4.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 4.2) for purposes of Section 6.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other person or entity and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other person or entity) shall forthwith become due and payable by Guarantor for purposes of Section 6.1.

6.6 Continuing Guarantee. The guarantee in this Article 6 is a continuing guarantee, and shall apply to all Obligations whenever arising. The obligations of River Ventures, LLC and PPD Development, LP under this Article 6 shall be joint and several.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

EXECUTED and DELIVERED UNDER SEAL as of February 27, 2006.

BORROWER:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	(SEAL)
Name:
Title:

Borrower’s Address for Notices:

3151 South 17th Street

Wilmington, NC 28412

Facsimile: (910) 772-6951

The Federal Tax Identification Number

of Borrower: 56-1640186

GUARANTOR:

The address and federal tax	RIVER VENTURES, LLC
identification number of
Guarantor is:

By:
3151 South 17th Street	Name:
Wilmington, NC 28412	Title:
Facsimile: (910) 772-6951

The Federal Tax Identification Number

of Guarantor: 35-2245090

The address and federal tax	PPD DEVELOPMENT, LP,
identification number of	a Texas limited partnership
Guarantor is:
By: PPD GP, LLC,
3151 South 17th Street	a Delaware limited liability company,
Wilmington, NC 28412	its General Partner
Facsimile: (910) 772-6951
The Federal Tax Identification Number	By:
of Guarantor:	Name:
Title:

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:	(SEAL)
Name:
Title:

Lender’s Address for Notices:

380 Knollwood Street

Winston-Salem,	NC 27103
Facsimile:	(336) 721-4099

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

BEING all of that certain tract or parcel of land lying and being in the City of Wilmington, New Hanover County, North Carolina, and being more particularly described as follows:

All of Tract T-1 (consisting of 7.48 acres, more or less) according to a certain map of the division of the property of Almont Shipping Company prepared by Michael Underwood and Associates, P.A., and recorded in Map Book 47, Page 134, in the New Hanover County Registry, reference to which map is hereby made for a more particular description.

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EXHIBIT “B”

DEFINITIONS

DEFINITIONS: As used in this Agreement and the attached exhibits, the following terms shall have the following meanings:

“Accessories” means all fixtures, equipment, systems, machinery, furniture, furnishings, appliances, inventory, goods, building and construction materials, supplies, and articles of personal property, of every kind and character, tangible and intangible (including software embedded therein), now owned or hereafter acquired by Borrower, which are now or hereafter attached to or situated in, on or about the Land or the Improvements, or used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or the Improvements, and all renewals and replacements of, substitutions for and additions to the foregoing.

“Advance Termination Date” means September 30, 2007.

“Aggregate Cost” has the meaning set forth in Section 1.4 of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, and includes all exhibits attached hereto and referenced in Section 1.1.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Budget” means the budget and cost itemization for the Project attached as Exhibit “D”.

“Completion Date” means June 30, 2007.

“Construction Commencement Date” means April 1, 2005.

“Construction Consultant” means the construction consultant, if any, engaged by Lender with respect to the Project. Lender has not engaged a construction consultant as of the date hereof. Prior to the engagement by Lender of a construction consultant, the provisions contained herein regarding the rights and obligations of the Construction Consultant shall not be applicable.

“Debtor Relief Laws” means Title 11 of the United States Code as now or hereafter in effect or any other federal, state or local law as now or hereafter in effect relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement, composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Default” has the meaning set forth in Section 4.1 of this Agreement.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Documents, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Draw Request” has the meaning set forth in Section 1 of Exhibit “F”.

“Environmental Agreement” has the meaning set forth in Section 2.26.

“Excusable Delay” means a delay, not to exceed a total of thirty (30) days, caused by unusually adverse weather conditions which have not been taken into account in the construction schedule, fire, earthquake or other acts of God, strikes, lockouts, acts of public enemy, riots or insurrections or any other unforeseen circumstances or events beyond the control of Borrower (except financial circumstances or events or matters which may be resolved by the payment of money), such as site conditions, environmental conditions, or delays caused by failure to obtain any necessary permits or any other regulatory delay, and as to which Borrower notifies Lender in writing within ten (10) days after such occurrence; provided, however, no Excusable Delay shall extend the Completion Date or suspend or abate any obligation of Borrower or any Guarantor or any other person to pay any money.

“Guarantor” means River Ventures, LLC, a North Carolina limited liability company, for all purposes in this Agreement other than Article 6, and River Ventures, LLC and PPD Development, LP, a Texas limited partnership, for Article 6 of this Agreement.

“Improvements” means all on site and off site improvements to the Land for a headquarters office building, to be constructed on the Land, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Land and/or in such improvements.

“Indebtedness” means any and all indebtedness to Lender evidenced or governed by, or arising under, any of the Loan Documents or otherwise in connection with the Loan, including the Loan.

“Initial Advance” means the initial Loan made under this Agreement.

“Land” means the real property described in Exhibit “A”.

“Law” means any applicable federal, state or local law, statute, ordinance, code, rule, regulation, license, permit, authorization, decision, order, injunction or decree.

“Legal Requirements” means any Law, agreement, covenant, restriction, easement or condition (including, without limitation of the foregoing, any condition or requirement imposed by any insurance or surety company), as any of the same now exists or may be changed or amended or come into effect in the future.

“Lender” has the meaning set forth in the introductory paragraph of this Agreement.

“Loan” means the loan by Lender to Borrower, in the maximum amount of $80,000,000, but not to exceed, in the aggregate, the payment of 80% of the costs incident to the Project as specified in the Budget. In the event the aggregate amount of the actual costs incident to the

Project are less than the aggregate amount specified in the Budget, the maximum amount described above shall be reduced by the difference between the aggregate amount specified in the Budget and the aggregate amount of such actual costs.

“Loan Documents” means this Agreement (including all exhibits), the Note, the Environmental Agreement, any guaranty, the Budget, each Draw Request, any and all documents, instruments or agreements executed and delivered to evidence, secure or in connection with the Loan, as they may be amended, modified, restated, replaced and supplemented from time to time.

“Note” means the Promissory Note dated of even date herewith executed by Borrower in the maximum principal amount of the Loan, as amended, modified, replaced, restated, extended or renewed from time to time.

“Obligations” means all of Borrower’s obligations to Lender under this Agreement or any of the other Loan Documents.

“Permitted Changes” means changes to the Plans or Improvements, provided the cost of any single change or extra does not exceed $500,000 and the aggregate amount of all such changes and extras (whether positive or negative) does not exceed $5,000,000.

“Permitted Encumbrances” means any matters applicable to the Property (including, without limitation, the terms and conditions of the Brownfields Agreement applicable to the Land) set forth under the heading “Permitted Encumbrances” in Exhibit “K”; ad valorem taxes for calendar year 2006 and subsequent years; matters which would be revealed by a current, accurate physical survey of the Property; and all governmental land use statutes, ordinances and regulations, including zoning, subdivision and building regulations.

“Plans” means the plans and specifications listed in Exhibit “E” and all modifications thereof and additions thereto that are included as part of the Plans (subject to modification by Permitted Changes) and other modifications that may be approved by Lender in accordance with the terms of this Agreement.

“Project” means the acquisition of the Land, the construction of the Improvements, and if applicable, the leasing and operation of the Improvements.

“Property” means the Land and the Improvements.

EXHIBIT “C”

CONDITIONS PRECEDENT TO THE INITIAL ADVANCE

As conditions precedent to the Initial Advance and to the extent required by Lender, Lender shall have received and approved the following:

(1) Fees and Expenses. Any and all required commitment or loan fee(s), and evidence satisfactory to Lender that Borrower has paid all other fees, costs and expenses (including the fees and costs of Lender’s counsel) then required to be paid pursuant to this Agreement and all other Loan Documents, including, without limitation, all fees, costs and expenses that Borrower is required to pay pursuant to any loan application or commitment.

(2) Financial Statements. The financial statements of Borrower and Guarantor or any other party required by any loan application or commitment or otherwise required by Lender.

(3) Draw Schedule and Budget. The proposed cash flow, draw schedule, and construction schedule for the Project, and Lender shall be satisfied, in its sole discretion, that the Improvements may be completed in accordance with the construction schedule and for costs not exceeding those set forth in the Budget.

(4) Authorization. Evidence Lender requires of the existence, good standing, authority and capacity of Borrower, each Guarantor, and their respective constituent partners, members, managers and owners (however remote) to execute, deliver and perform their respective obligations to Lender under the Loan Documents, including:

(a) For each corporation: (i) a true and complete copy of its articles of incorporation and by laws, and all amendments thereto, a certificate of incumbency of all of its officers who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents; and (ii) certificates of existence, good standing and qualification to do business issued by the appropriate governmental officials in the state of its formation and, if different, the state in which the Project is located.

(b) For each limited liability company or limited liability partnership: (i) a true and complete copy of the articles of organization and operating agreement, and all amendments thereto, a certificate of incumbency of all of its members who are authorized to execute or attest to any of the Loan Documents, and a true and complete copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement and the other Loan Documents; and (ii) certificates of existence, good standing and qualification to do business issued by appropriate governmental officials in the state of its formation and, if different, the state in which the Property is located.

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(c) All certificates, resolutions, and consents required by Lender applicable to the foregoing.

(5) Loan Documents. From Borrower and Guarantor, duly executed, acknowledged and/or sworn to as required, and delivered to Lender all Loan Documents then required by Lender, dated the date of this Agreement, each in form and content satisfactory to Lender.

(6) Opinions. The written opinion of counsel satisfactory to Lender for the Borrower and Guarantor, and any other persons or entities addressed to Lender, dated the date of this Agreement.

(7) Insurance Policies. The insurance policies initially required by Lender, pursuant to the Loan Documents, together with evidence satisfactory to Lender that all premiums therefor have been paid and that the policies are in full force and effect.

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